Proposal has passed

Final Proxy Results - Corporate High Yield Fund
1st Meeting Date: February 14, 2003
2nd Meeting Date: February 28,2003
3rd Meeting Date: March 14,2003

Record Date: December 20, 2002
As of: March 14, 2003

			Units Voted
		Votes Needed:
		50% + 1 of				Total Units
	Outstanding Shares	Outstanding Shares	For	Against	Abstain	Voted
Proposal 1:
Merger of Corporate High Yield Fund II
into Corporate High Yield Fund	25,046,767	12,523,385	12,747,249	539,982	361,007	13,648,238

Voting Requirements:
The Quorum consists of a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy.

Proposal 2 requires the affirmative vote of stockholders representing (i) a majority of the outstanding shares of Corporate Fund II Common Stock entitled to vote thereon and (ii) a majority of the votes cast by the stockholders of Corporate Fund , provided that the total number of votes cast represents a majority of the shares of Common Stock issued, outstanding and entitled to vote thereon.